GEMSTAR RESOURCES LTD.

                  Financial Statements
                  For the fiscal years ended January 31, 2003 and 2002 (Prepared in Canadian dollars)










                  INDEX

                                                                           Page





                  Auditors' Report                                            1

                  Financial Statements

                  Balance Sheet                                               2

                  Statement of Operations and Deficit                         3

                  Statement of Cash Flows                                     4

                  Notes to Financial Statements                               5

AUDITOR'S REPORT

To the Shareholders of
Gemstar Resources Ltd.


We have audited the balance sheets of Gemstar Resources Ltd. as of January 31, 2003 and 2002 and the statements of operations and deficit and statement of cash flows for each of the years in the three-year period ended January 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2003 and 2002 and the results of its operations and cash flows for each of the years in the three-year period ended January 31, 2003 in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied, on a basis consistent with that of the preceding year.

Generally accepted accounting principles in Canada vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations, loss per share and cash flows for the years ended January 31, 2003, 2002 and 2001 and total assets, share capital and deficit at January 31, 2003 and 2002, to the extent summarized in Note 9 to the financial statements.





/s/ SG and Associates
---------------------
Chartered Accountants

Richmond, BC, Canada

May 10, 2003

GEMSTAR RESOURCES LTD.
Balance Sheet
January 31, 2003
(Prepared in Canadian dollars)


=============================================================================
                                                         2003            2002
-----------------------------------------------------------------------------
Assets

Current assets
     Cash                                       $      1,854    $         308
     Prepaid                                         152,000          152,000
     GST receivable                                    1,790            1,573
-----------------------------------------------------------------------------

     Total current assets                            155,644          153,881

Resource Assets (Note 4)                                 ---          200,000

Deposits (Note 3)                                      6,900            6,900
-----------------------------------------------------------------------------

  Total assets                                  $    162,544    $     360,781
=============================================================================

Liabilities and Shareholders' Deficit

Current liabilities
     Accounts payable and accrued liabilities   $    205,883    $     150,740


Loans Payable (Note 7)                               617,302          608,250
-----------------------------------------------------------------------------
                                                     823,185          758,990

Shareholders' deficit
     Share Capital (Note 5)                        1,119,846        1,119,846
     Deficit                                      (1,780,487)      (1,518,055)
-----------------------------------------------------------------------------

     Total shareholders' deficit                    (660,641)        (398,209)

-----------------------------------------------------------------------------
Total liabilities and shareholders' deficit     $    162,544    $     360,781
=============================================================================

See accompanying notes to financial statements.

On behalf of the Board


/s/ Linda Smith        Director   /s/ Shannon Krell        Director
-----------------------           -------------------------

GEMSTAR RESOURCES LTD.
Statement of Operations and Deficit
For the years ended January 31, 2003 and 2002
(Prepared in Canadian dollars)

=======================================================================================================
                                                          2003                 2002                2001
-------------------------------------------------------------------------------------------------------
EXPENSES

Bank charges and interest                        $         292        $       2,286       $      16,397
Advertising and promotion                                   24                  725                 ---
Consulting                                                 ---                4,684                 ---
Listing and filing fees                                  2,050                5,970               5,063
Management fees                                         30,000               20,000              35,000
Office                                                  20,871               20,791               7,248
Professional fees                                        8,390               10,481               9,086
Transfer Agent                                             647                2,785               1,152
Travel                                                     158                1,436                 ---
-------------------------------------------------------------------------------------------------------
                                                        62,432               69,158              73,946
-------------------------------------------------------------------------------------------------------

NET LOSS BEFORE THE FOLLOWING                          (62,432)             (69,158)            (73,946)
WRITE OFF OF MINERAL PROPERTY                         (200,000)                 ---                 ---
-------------------------------------------------------------------------------------------------------
NET LOSS FOR THE YEAR                                 (262,432)             (69,158)            (73,946)

DEFICIT, BEGINNING OF YEAR                          (1,518,055)          (1,448,897)         (1,374,951)
-------------------------------------------------------------------------------------------------------

DEFICIT, END OF YEAR                             $  (1,780,487)       $  (1,518,055)      $  (1,448,897)

=======================================================================================================

LOSS PER SHARE:
Basic and diluted                                $       (0.05)       $       (0.01)      $       (0.01)


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted                                    5,652,000            5,652,000           5,970,000


See accompanying notes to financial statements.

GEMSTAR RESOURCES LTD.
Statement of Cash Flows
(For the years ended January 31, 2003 and 2002
(Prepared in Canadian dollars)

=======================================================================================================
                                                          2003                 2002                2001
-------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES

Net loss for the year                             $  ( 262,432)          $  (69,158)         $  (73,946)

Add items not affecting working capital
   Write off of Mineral Properties                     200,000                  ---                 ---
-------------------------------------------------------------------------------------------------------
                                                       (62,432)             (69,158)            (73,946)

Net changes in non-cash working capital items:
   Prepaids                                                ---             (152,000)                ---
   GST receivable                                         (217)              (1,009)              2,682
   Accounts payable and accrued liabilities             55,143               48,147              42,177
-------------------------------------------------------------------------------------------------------
Cash used in operating activities                       (7,506)            (174,020)            (29,087)
-------------------------------------------------------------------------------------------------------


INVESTING ACTIVITIES

     Acquisition of resource assets                        ---             (200,000)                ---
     Deposits                                              ---                  ---              (6,900)
-------------------------------------------------------------------------------------------------------
Cash used in investing activities                          ---             (200,000)             (6,900)
-------------------------------------------------------------------------------------------------------


FINANCING ACTIVITIES

     Loans payable, net                                  9,052              368,256              42,074
-------------------------------------------------------------------------------------------------------
     Cash provide by financing activities                9,052              368,256              42,074
-------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH DURING THE YEAR              1,546               (5,764)              6,087

CASH, BEGINNING OF THE YEAR                                308                6,072                 (15)
-------------------------------------------------------------------------------------------------------

CASH, END OF THE YEAR                             $      1,854           $      308          $    6,072
=======================================================================================================



SUPPLEMENTARY CASH FLOW INFORMATION:

Cash paid during the year for:
   Interest expenses                              $        140           $    1,821          $   15,894
   Income taxes                                   $        ---           $      ---          $      ---


See accompanying notes to financial statements.

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------

1.       Nature of operations and going concern

     The accompanying financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company's ability to continue as a going concern is dependent upon the ability of management to obtain sufficient financing. Management is actively seeking additional financing, and while they have been successful in the past, there is no assurance they will be able to do so in the future. These matters raise doubt about the company's ability to continue as a going concern. These financial statements do not include adjustments that would be necessary should the company be unable to continue as a going concern.


2.   Significant accounting policies

     These financial statements are expressed in Canadian dollars except where noted otherwise. These financial statements are prepared in accordance with accounting principles generally accepted in Canada which do not differ from those established in the United States, except as described in Note 9.

     (a) Use of estimates

         The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, particularly the recoverability of accounts receivable, capital and intangible assets, and accrued liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from estimates.


     (b) Fair value of financial instruments

         The carrying value of certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and accrued liabilities approximates fair value due to their short-term maturity. It is management's position that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.



      (c)Loss per share

         Loss per common share is calculated using the weighted average number of common shares issued and outstanding during each year.

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------


2.   Significant accounting policies


     (d) Resource Assets


         The Company records its interest in mineral properties at cost. Exploration and development expenditures relating to these interests are capitalized until the properties to which they related are placed into production, sold or allowed to lapse. These expenditures will be amortized over the estimated useful life of the property on the units of production method following commencement of production, written off if the mineral properties or projects are sold or allowed to lapse. General exploration expenditures are expensed as incurred. The Company is in the process of exploring and developing its properties and has not yet full determined the amount of resources and reserves available in its properties. Senior management reviews the carrying values of deferred mineral property acquisition and exploration expenditures with a view to assessing whether there has been any impairment in value. There have been no events or changes in circumstances to indicate that the carrying values of the properties should be reassessed. In the event that reserves are determined to be insufficient to recover the carrying values of any property, the carrying value will be written down or written off, as appropriate.


3.   Deposits

     The deposits are subject to restrictions that prevent its use for current purposes.


4.   Resource Assets

     ===========================================================================
                                                           2003             2002
     ---------------------------------------------------------------------------

     Acquisition Costs

     Dotted Lake Property, Ontario             $        200,000    $     200,000

     Write off of Mineral Property                     (200,000)             ---
     ---------------------------------------------------------------------------
                                               $            ---    $     200,000
     ===========================================================================


     Dotted Lake Property, Ontario

     The Company acquired a 100% undivided interest in seventy six mineral claims located in the Black River Area, Thunder Bay Mining Division, Ontario in the amount of $ 200,000.

     During the year, the mineral claim lapsed and as a result the mineral property was written off.

     See Note 9

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------


5.   Share Capital

     (a) The authorized share capital of the Company consists of 100,000,000 common shares without par value.

     (b) The issued and outstanding common shares of the Company are as follows:

     ===========================================================================
                                                  Number of
                                                     shares               Amount
     ---------------------------------------------------------------------------

         Balance at January 31, 2000              6,289,214         $  1,119,846
         Cancellation of escrow shares             (637,500)                 ---

     ---------------------------------------------------------------------------
         Balance, January 31, 2002 and 2003       5,651,714        $   1,119,846
     ===========================================================================


6.   Related Party Transactions

     a) The Company paid and or accrued to a spouse of a director for the following:

     ===========================================================================
                                         2003              2002             2001
     ---------------------------------------------------------------------------

              Office                $  18,000         $  18,000       $    7,500
              Management Fees       $  30,000         $  20,000        $  35,000

     ===========================================================================

         b) $105,000 (2002 - $ 60,500) included in accounts payable is an amount due to a spouse of a director with respect for management fees and office.

         c) During the 2001 year, the Company was indebted to a company controlled by a former director of the Company. This loan was unsecured and repayable upon demand. This debt in the amount of $215,705 was assigned to a spouse of a director.

         d)  These  transactions  are in the normal course of operations and are
             measured  at  the   exchange   amount,   which  is  the  amount  of
             consideration established and agreed to by the related parties.

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------

7.   Loans Payable

     ---------------------------------------------------------------------------------------------------------
                                                                                      2003                2002
     ---------------------------------------------------------------------------------------------------------
     Unsecured non interest bearing loan without terms of repayment
     from a spouse of a director of the Company.                                $   22,231              77,639

     Unsecured non interest bearing loan without terms of repayment
     from a director of the Company.                                               413,317             423,857

     Unsecured non interest bearing loan without terms of repayment
     from a family member of a director of the Company.                            181,754             106,754
     ---------------------------------------------------------------------------------------------------------

                                                                                   617,302             608,250


8.   Subsequent Event

     Subsequent to January 31, 2003, the Company restaked the mineral claims disclosed in Note 4.


9.   United States Generally Accepted Accounting Principles

     These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), which differ in certain respects from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The Company is considered to be an exploration stage company under US GAAP. Comprehensive earnings are the same as net earnings under US GAAP for all periods presented. The following summarizes the significant differences between Canadian GAAP and US GAAP as they relate to the Company:


     (a) Mineral Properties:

     Under Canadian GAAP applicable to junior exploration companies, mineral exploration expenditures related to mineral property interests may be initially capitalized if such costs have the characteristics of property, plant and equipment and that capitalization is appropriate to its circumstances. Under US GAAP, all mineral property acquisition costs and exploration expenditures are expensed until an independent feasibility study has determined that the property is capable of economic commercial production.

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------


9.       United States Generally Accepted Accounting Principles (continued)

     (b) Recent Accounting Pronouncements:

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 on February 1, 2003 and as the Company has not granted stock options for the prior three fiscal years, its impact did not have a material effect on the Company's results of operations or financial position.

     In June, 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company adopted SFAS No. 146 on January 1, 2003 and its impact did not have a material effect on its financial position or results of operations.

     FASB has also issued SFAS No. 145, 147 and 149 but they will not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------


9.   United States Generally Accepted Accounting Principles (continued)



     The effect of differences in accounting under Canadian GAAP and US GAAP on the statements of loss are as follows:

     --------------------------------------------------------------------------------------------------------
                                                                       2003              2002             2001
     ---------------------------------------------------------------------------------------------------------
     Net loss for the year, under Canadian GAAP                 $  (262,432)       $  (69,158)      $  (73,946)
     Difference in accounting for mineral property costs            200,000          (200,000)             ---
     ---------------------------------------------------------------------------------------------------------

     Net loss for the year, under US GAAP                        $  (62,432)      $  (269,158)      $  (73,946)
     ---------------------------------------------------------------------------------------------------------

     Net loss for the year under US GAAP per common share:

     Basic and diluted                                            $  (0.01)         $  (0.05)        $  (0.01)



     The effect of the differences in accounting under Canadian GAAP and US GAAP on the balance sheets are as follows:

     ---------------------------------------------------------------------------------------------------------
                                                      January 31, 2003                   January 31, 2002
                                                      ----------------                   ----------------
                                                  Canadian    United States          Canadian    United States
                                                      GAAP             GAAP              GAAP             GAAP
     ---------------------------------------------------------------------------------------------------------
     Current assets                             $  155,644       $  155,644        $  153,881       $  153,881
     Resource assets                                   ---              ---           200,000              ---
     Deposits                                        6,900            6,900             6,900            6,900
     ---------------------------------------------------------------------------------------------------------

                                                $  162,544       $  162,544        $  360,781       $  160,781
     ---------------------------------------------------------------------------------------------------------

     Current liabilities                        $  205,883       $  205,883        $  150,740       $  150,740
     Loans payable                                 617,302          617,302           608,250          608,250
     Share Capital                               1,119,846        1,119,846         1,119,846        1,119,846
     Deficit                                    (1,780,487)      (1,780,487)       (1,518,055)      (1,718,055)
     ---------------------------------------------------------------------------------------------------------

                                                $  162,544       $  162,544        $  360,781       $  160,781
     ---------------------------------------------------------------------------------------------------------

GEMSTAR RESOURCES LTD.
Notes to the Financial Statements
January 31, 2003
(Prepared in Canadian dollars)
--------------------------------------------------------------------------------


9.   United States Generally Accepted Accounting Principles (continued)

     The effect of the differences in accounting under Canadian GAAP and US GAAP on the statements of cash flows are as follows:


     ---------------------------------------------------------------------------------------------------------
                                                                       2003              2002             2001
     ---------------------------------------------------------------------------------------------------------

     Cash used in operating activities,
        under Canadian GAAP                                       $  (7,506)      $  (174,020)      $  (29,087)
     Difference in accounting for mineral property costs                ---          (200,000)             ---
     ---------------------------------------------------------------------------------------------------------
     Cash used in operating activities,
        under US GAAP                                             $  (7,506)      $  (374,020)      $  (29,087)
     ---------------------------------------------------------------------------------------------------------

     Cash used in investing activities,
        under Canadian GAAP                                       $     ---       $  (200,000)       $  (6,900)
     Difference in accounting for mineral property costs                ---           200,000              ---
     ---------------------------------------------------------------------------------------------------------
     Cash used in investing activities,
        under US GAAP                                             $     ---       $       ---        $  (6,900)
     ---------------------------------------------------------------------------------------------------------

     Cash used in financing activities,
        under Canadian GAAP                                       $   9,052       $   368,256        $  42,074
     Difference in accounting for mineral property costs                ---               ---              ---
     ---------------------------------------------------------------------------------------------------------
     Cash used in financing activities,
        under US GAAP                                             $   9,052       $   368,256        $  42,074
     ---------------------------------------------------------------------------------------------------------
